The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on May 6, 2008.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.

These risks and uncertainties also include the following factors: adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, subordinated debentures and other debt instruments directly or indirectly held by RAIT; adverse market developments have reduced, and may continue to reduce, the value of other assets in RAIT’s investment portfolio; RAIT’s liquidity may be impaired by the reduced availability of short-term and long-term financing, including a reduction in the market for securities issued in securitizations and in the availability of repurchase agreements and warehouse facilities; RAIT’s liquidity may be adversely affected by margin calls; RAIT may be unable to obtain adequate capital at attractive rates or otherwise; payment delinquencies or failure to meet other collateral performance criteria in collateral underlying RAIT’s securitizations have restricted, and may continue to restrict, RAIT’s ability to receive cash distributions from RAIT’s securitizations and have reduced, and may continue to reduce, the value of RAIT’s interests in these securitizations; failure of credit rating agencies to confirm their previously issued credit ratings for debt securities issued in RAIT’s securitizations seeking to go effective may restrict RAIT’s ability to receive cash distributions from those securitizations; covenants in RAIT’s financing arrangements may restrict RAIT’s business operations; fluctuations in interest rates and related hedging activities against such interest rates may affect RAIT’s earnings and the value of RAIT’s assets; borrowing costs may increase relative to the interest received on RAIT’s investments; RAIT may be unable to sponsor and sell securities issued in securitizations, and, even if RAIT is able to do so, RAIT may be unable to acquire eligible securities for securitization transactions on favorable economic terms; RAIT may experience unexpected results arising from litigation that is currently pending or may arise in the future; RAIT and RAIT’s subsidiary, Taberna Realty Finance Trust, or Taberna, may fail to maintain qualification as real estate investment trusts, or REITs; RAIT and Taberna may fail to maintain exemptions under the Investment Company Act of 1940; geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish further due to factors outside of RAIT’s control; adverse governmental or regulatory policies may be enacted; management and other key personnel may be lost; competition from other REITs and other specialty finance companies may increase; and general business and economic conditions could impair credit quality and loan originations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

TRANSCRIPT

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — Director of Corporate Communications

Daniel Cohen

RAIT Financial Trust — CEO

Betsy Cohen

RAIT Financial Trust — Chairman of the Board

Scott Schaeffer

RAIT Financial Trust — President

Jack Salmon

RAIT Financial Trust — Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

David Fick

Stifel Nicolaus — Analyst

Jason Arnold

RBC Capital Markets — Analyst

David Chiaverini

BMO Capital Markets — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the 2008 Q1 RAIT Financial Trust Earnings Conference Call. My name is Robin, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS)

I would now like to turn the call over to Andres Viroslav. Please proceed.

Andres Viroslav - RAIT Financial Trust — Director of Corporate Communications

Thank you, Robin, and good morning, everyone.

Thank you for joining us today to review RAIT Financial Trust’s First Quarter 2008 Financial Results. On the call with me today are Daniel Cohen, Chief Executive Officer; Betsy Cohen, Chairman of the Board; Scott Schaeffer, President; and Jack Salmon, our Chief Financial Officer.

This morning’s call is being webcast on our Web site at www.raitft.com. There will be a replay of the call available via webcast on our Web site and telephonically beginning at approximately 1:00 p.m. Eastern Time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 35364292.

Before I turn the call over to Daniel, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s Web site, www.raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link.
RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I’d like to turn the call over to RAIT’s CEO, Daniel Cohen. Daniel?

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, Andres, and thank all of you for being with us this morning.

The first quarter of 2008 was a relatively stable quarter for RAIT in what continues to be a challenging market environment. We faced significant market headwinds during the second half of 2007, and they carried over into the first quarter of 2008. However, as we have reported, the environment is challenging but stabilizing. We continue our origination of assets and continue repaying our short-term debt.

The general activity level for commercial real estate financing slowed quickly from the lack of liquidity in the marketplace in the first quarter. The CMBS market closed for all intents and purposes and removed an efficient form of senior long-term financing for commercial real estate borrowers. On the positive side, this created lending opportunities. On the negative side, it slowed the pace of re-financings in our portfolio.
March was a particularly sticky month, with financing activity down and things that had been scheduled for closing delayed. But we’ve seen a pickup in activity that began in April and seems to continue.

I think our management of our liquidity is one of the most important elements in this environment. During the quarter, we reduced RAIT’s short-term repurchase agreement balances by $71 million, to $68 million outstanding at quarter end. It’s important to note that the significant deleveraging in short-term debt during the quarter was repaid entirely out of available cash and not through forced asset sales, even while — as I will discuss below — we continue to have resources available to originate new assets. Though I’m pleased by the progress we are making in reducing our repurchase agreements, we have foregone the opportunity to invest our cash at considerable yields in the current environment. But we believe continuing to move towards the elimination of RAIT’s exposure to repurchase agreements benefits the Company in this environment.
We do continue to anticipate further pay-downs and we expect to end coming quarters with substantially less repurchase debt outstanding, although I will note that we have reduced this to be only a fraction of our portfolio. We do believe we will be able to continue our asset originations and see future profitability in coming quarters, with available cash and continuing cash resources.

As to earnings — you can see in the press release, we reported adjusted earnings per share of $0.52, a metric that management believes is a good indicator of RAIT’s operating performance, which represents a 10.6% increase over adjusted earnings of $0.47 per share for the quarter ended December 31st, 2007.

RAIT’s economic book value — another indicator that management feels investors should focus attention to, since it facilitates the valuation of us without the effect of unrealized gains or losses on investments in excess of RAIT’s retained investment — increased to $14.67 from $10.52 at December 31st, 2007. Much of the increase in economic book value in RAIT’s GAAP book value was due to the adoption of fair value accounting, or FAS 159. Jack will cover FAS 159 and its impact on RAIT in his comments shortly.

During the quarter, we generated gross cash flow from RAIT’s net investment income and asset management activities of approximately $46 million. And we produced $3.7 million in asset origination fees. We continue to focus RAIT’s asset origination efforts on domestic commercial real estate lending, and we continue to lend in Europe.

RAIT’s gross asset production for the quarter ended March 31st, 2008 totaled $331 million — approximately $124 million in new commercial real estate loans, financed primarily via the sale of senior participations to banking relationships and institutional investors. In addition, we closed on approximately $207 million of assets in Europe during this quarter.

As of March 31st, we had approximately $363.3 million available in capital to lend into European real estate-related assets, and we expect to continue to earn new origination fees and incremental asset management fees as these available funds are invested. We continue to manage RAIT’s pipeline of investing opportunities against expected repayments and the appetite of senior participants and institutional investors in the investments we originate.

I’d like to turn the call over to Scott Schaeffer, who will provide some color on RAIT’s commercial real estate portfolio, our credit quality, and what we are seeing in the commercial real estate market. Scott?

Scott Schaeffer - RAIT Financial Trust — President

Thanks, Daniel.

I wanted to take a moment to give investors a snapshot of our commercial real estate portfolio and describe the types of lending opportunities we are pursuing in this challenging market environment.

As many of you know, we are a cash flow lender that provides primarily short-term, typically two- to five-year, bridge or whole loan financing and, to a lesser extent, mezzanine financing to strong borrowers who are acquiring cash flowing commercial properties. We look to lend against infill locations in stable markets that, depending on asset type, we’ve screened for various parameters and characteristics, such as population growth, employment growth and future development activity.

We have a granular portfolio consisting of loans secured by 313 properties that is well diversified by property type, structure and location. At March 31st, 51% of the current portfolio is comprised of multi-family properties, 25% is office buildings, and the remainder is primarily grocery-anchored neighborhood retail centers.

The multi-family market from a financing point of view remains more vibrant than other markets. The agencies Fannie Mae and Freddie Mac continue to provide senior financing for multi-family properties. This source of liquidity has facilitated purchase and sale activity which may help us cycle through the multi-family loan assets in our portfolio. This potential increase in refinancing activity could lead to the reinvestment of capital at higher yields and create additional fee-generating opportunities for RAIT.

From a credit perspective, our CRE portfolio continues to perform as expected. During the first quarter, no additional loans were added to nonperforming status. Accordingly, the balance of nonperforming loans at March 31st is unchanged from the prior quarter and is less than 2% of our CRE loan portfolio. Approximately 85% of the nonperforming loans are secured by first mortgage, along with personal guarantees from the borrower. Our asset management team continues to monitor the performance of the properties on a monthly basis.

In the current environment, our borrowers are facing less liquidity in the marketplace, which has created opportunities to increase lending spreads, thereby increasing our yields while taking less risks. A typical loan transaction today will require 25% to 30% equity investment from the borrower, significantly more than was required just nine months ago. This means we can originate lower loan-to-value transactions, resulting in less risk at higher yields and finance them through the recycling of our capital, existing lines of credit or by selling participations to regional banks and institutional investors.

It’s important to note that we have closed participation sales with a number of our established regional bank and institutional investor relationships, while we continue to expand that relationship network.

During the first quarter, we originated $124 million of new loans at a 62% weighted average loan-to-value and a 342-basis point weighted average spread. We also funded $16.6 million of existing commitments and received $27.5 million in principal repayments from our existing loan portfolio.

Going forward, our pipeline of new loan opportunities is approximately $385 million, but keep in mind that this number fluctuates daily as potential transactions are constantly added and removed from our pipeline.

Daniel?

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, Scott, for that overview on RAIT’s primary portfolio.

I’d like to take a moment to comment on the dividend. Many RAIT investors are focused on RAIT’s dividend strategies and expectations for the remainder of 2008. We continue to focus on generating adjusted earnings and cashflow that will support future dividend levels.

Management considers adjusted earnings as one of the key performance measures of RAIT’s operating performance, as an indicator of its taxable income and its funds available for distribution. We declared a $0.46 quarterly dividend during the first quarter, in which we generated $0.52 per share of adjusted earnings.

Given the volatility of the market in which we operate, we will be continuing to monitor developments during the quarter before recommending to RAIT’s Board the amounts of the dividends to consider for declaration. We remain focused on delivering long-term returns and dividends to our investors, and continue to monitor adjusted earnings as the key metric that we use for recommending dividends to our Board.

On that note, I would like to turn the call over to Jack to go through the financial results. Jack?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Thank you, Daniel.

I will review our first quarter financial results, provide additional insights to changes in our investment portfolio that Scott described, the resulting effects on adjusted earnings and economic book value which Daniel mentioned.

First of all, from a financial results standpoint — during the first quarter, total revenue increased to $53.2 million, compared to $52.2 million in March of 2007. This is a result of reductions in interest rates — really nominal interest rates — lower deferred financing costs in our portfolio, and reduced debt levels resulting in lower interest expense. This was sufficient to report higher net invested income overall.

On the revenue side — investment interest income reflects ongoing payment defaults from our domestic TruPS portfolio, the non-accrual of interest on nonperforming loans, primarily in the commercial portfolio; and a $6.6 million increase in our loan loss reserves on our commercial and residential portfolio compared to the quarter ended March 31st of ‘07.

Additionally, during the first quarter, our total compensation expense and G&A expenses are running approximately $1.5 million lower than a year ago — a saving of over 10%.

As related to adjusted earnings, as Daniel mentioned, this is the supplemental earnings measure that management uses in evaluating our operating performance. The $31.7 million of adjusted earnings, or $0.52 per share, is reconciled to the GAAP earnings of $130 million in the adjusted earnings reconciliation shown in Schedule 1 to the press release.

I want to cover a couple of the key reconciling differences that occurred during this quarter in adjusted earnings. There are three significant items.

First, we’ve adopted 159, and this resulted in the principal adjustment to net income, being the change in fair value of those items we identified as financial instruments under this standard.

We adjusted the carrying values of certain TruPS forward securities and other assets, and the related debt and hedging instruments used to finance those assets, to reflect changes in fair value during the quarter totaling approximately $256 million, of which approximately $100 million was allocated to the minority interest.

The second adjustment, major adjustment — are asset impairments. During the first quarter of 2008, we foreclosed on a $31 million commercial loan and incurred approximately a $5 million asset impairment charge to dispose of this asset within 30 days. Included in this charge is approximately $3 million of principal, about $700,000 of accrued interest; and the remaining costs relate to advances and estimated closing costs to dispose of this asset. We also recorded approximately $5.5 million of asset impairment charges related to certain individual unsecuritized residential mortgage loans and other debt securities that we disposed of during the quarter.

The third item in adjusted earnings reconciliation is our derivatives. During the quarter, we recorded a $32.1 million charge to terminate certain freestanding derivatives associated with former warehouse facilities which have all now been concluded.

Turning to our investment portfolio — I want to cover each of the sub-portfolios briefly in terms of results and impact on cash flow this quarter.

First of all, our commercial real estate portfolio — it has investments of over $2.2 billion at March 31st, 2008. The CRE investments include $41.9 million related to three non-accrual loans representing approximately 1.9% of the portfolio, which are the same nonperforming loans and the same balances as of 12/31/07.

The largest loan in this group is approximately $36.3 million of a first mortgage, where the borrower recently filed for bankruptcy during the quarter. Overall, we’ve increased our CRE loan loss reserves to $20.9 million at March 31st, ‘08, up from $14.6 million at December 31st, ‘07. The CRE portfolios are generating investment returns and cash flows, excluding new origination fees, of approximately $24.3 million during the first quarter of ‘08.

Our second portfolio is our residential mortgage loans. We have approximately $4 billion of assets in this portfolio, down by approximately $100 million at December 31st, based on normal repayments of the underlying mortgages. This portfolio represents high-grade ARMs, which continue to generate good credit performance and delinquency over 60 days equal to approximately 3.1% of the portfolio as of March 31st, 2008. As a result, our reserve for residential loan losses is $14.7 million at quarter end, up from approximately $11.8 million at 12/31/07. During the quarter, we generated $5.1 million of new cash flow from these assets.

Our third portfolio is our domestic TruPS portfolio. This portfolio has over $6 billion of assets under management of which consolidated investments reported under the fair value standard was a total of $3.3 billion as of March 31st, 2008.

During the quarter, we adopted a fair value standard for the related debt and hedging obligations for this portfolio, which had a fair value of $1.9 billion as reported now under the fair value accounting standards. All of our available-for-sale securities are marked to market on a quarterly basis, from a credit perspective and for interest rates. This results in our estimated fair value at the end of each quarter with the resulting changes in fair value during the quarter being reported in earnings.

Two specific items have affected the valuation during the first quarter of ‘08. First of all, from a credit standpoint and credit defaults — as of April 30th, 2008, we’ve experienced payment defaults by 11 issuers. The consolidated balance associated with our defaults was $292 million at March 31st, 2008. We received $11.9 million of cash flow in the first quarter, reflecting the effects of redirection of cash flows to higher-rated bonds on the Taberna 2 through Taberna 8 transactions.

Secondly, our fair value changes — under current market conditions during the quarter, have caused incremental changes in the mark-to-market values of assets, a downgrade of $441 million, the related debt obligations and the hedging costs associated with this portfolio, a decrease of $841 million in the liabilities and an increase of $144 million in the related hedge liabilities; resulting in a net adjustment to fair value overall of $256 million, which was recorded in earnings.

Our fourth portfolio is our European portfolio, which is not consolidated in the financial statements and recorded under the equity method. At the quarter end, March 31st, 2008, we had approximately $2 billion of assets in this portfolio, generating $3.5 million of cash flow and $2.3 million in origination fees during the first quarter.

I want to just echo some of the comments that Daniel made. In addition to the $70 million we repaid during the quarter on our repo balances, we have further reduced our repo balances to approximately $58 million, as of April 30th, 2008. This repo debt finances our residual interest in our residential mortgage portfolios and certain debt securities in our CDO’s.

We continue to maintain adequate liquidity through existing capital resources, together with new capital expected from anticipated senior bank participations on the CRE portfolio, institutional capital and equity sources.

Last thing I’d like to comment on is the economic book value per share. Given the nature of the fair value adjustments I just described and other non-cash charges we have incurred, all the differences that arise under GAAP — we present economic book value as a non-GAAP alternative measure. The economic book value reflects the adjustment to book value of adding back losses and changes of these fair value adjustments, for example, that we’ve recorded in excess of our maximum loss we could record upon the disposition of assets.

Beginning in 2008, we adopted the provisions of FAS 159 and reported the fair value of CDO debt and hedges associated with the Taberna programs. Upon adoption of FAS 159, we determined that changes in fair value may result in recovery of our invested capital in this TruPS portfolio, given the relative changes in the underlying assets compared to the changes in the liabilities since adoption.

To the extent these changes in fair value would result in an unrealized gain on the capital we’ve invested or have capital at risk — currently estimated at approximately $620 million — we have reduced the economic book value by such amounts. As a result, at March 31st, 2008, our economic book value was $14.57 per share, as described in the attached Schedule 3 to the press release.

This and other financial information will be provided in our press release and our quarterly Form 10-Q, which will be filed later this week. And this concludes the financial report.

I’d like to turn the program back over to Daniel.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, Jack.

I would just like to emphasize that while the current market environment does remain challenging, RAIT’s existing portfolio continues to generate adjusted earnings and cash flow, and we expect to continue to do so. We further addressed risks to our balance sheet by repaying a large sum of RAIT’s short-term debt, recording appropriate reserves through March 31st. And though we remain cautious, we are taking the appropriate steps to position RAIT in the near term for long-term growth.

For the remainder of 2008, we will continue to focus on generating cash flows from our investment portfolios, increasing the margins on our investment portfolios, originating new, risk-adjusted, good returning assets, and earning fees; while further reducing our exposure to repurchase agreements and generating adjusted earnings for our investors.

I thank RAIT investors who have continued to support us through their ownership of RAIT stock.

Operator, please open the line for questions now. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) David Fick, Stifel Nicolaus.

David Fick - Stifel Nicolaus — Analyst

Good morning.

Daniel Cohen - RAIT Financial Trust — CEO

Good morning, David.

David Fick - Stifel Nicolaus — Analyst

And can you — is there any impact on you — either fees or cash flow — due to the downgrade of the Europe CDO 1?

Daniel Cohen - RAIT Financial Trust — CEO

Let me just talk a little bit about that.

First of all, for those — Fitch — while S&P and Moody’s both reaffirmed their ratings on our first European CDO, Fitch downgraded certain of the classes. Primarily, that’s not because of strong credit deterioration, primarily — because if you look through the portfolio, there are more upgrades in the portfolio then there have been downgrades overall. And there hasn’t been any downgrades to any levels that would be alarming.

But at the same time, the portfolio — we chose a portfolio in a time of changing ratings criteria for Fitch, whereby the portfolio average life was relatively short, meaning that we have contractual rights to be paid back, not in a very long period of time, but in a relatively short period of time.

So the downgrade really was primarily driven by shorter life of the assets, which seems — to a certain extent for us, looking at simply credit and continued dividends, and continued payments — not to make sense. But as Fitch outlines, it’s driven primarily by later periods not having excess cash flows on some highly stressed models.

To directly address the question, the answer is no — there’s no impact on either our fees, on our concerns about the credit, or about the earnings that we will have from the Taberna Europe CDO 1.

David Fick - Stifel Nicolaus — Analyst

Thank you.

And you made a decision to adjust your TruPS and securities portfolio under 159, but I don’t think you’ve done that for the commercial loan portfolio — is that correct?

Daniel Cohen - RAIT Financial Trust — CEO

Jack?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

That is correct, David. As you know, under the standard you identify specific assets and liabilities, which will be designated financial instruments for fair value accounting. We had previously followed fair value accounting on the assets that were treated as available-for-sale securities under the old accounting rules. And we thought it was prudent to match that with the liabilities that are in the TruPS CDOs and have been valued at fair value as well.

David Fick - Stifel Nicolaus — Analyst

Yes, we agree with that completely.

Do you have any estimates of what those assets would sell for that aren’t marked?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Well, in our Q, as — in our K disclosures, we always show the fair value disclosure for the various portfolios, so there’ll be more information when you get the Q this week. But there —

David Fick - Stifel Nicolaus — Analyst

Great, thanks.

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

— the commercial portfolio is trading very close to what the recorded value is.

David Fick - Stifel Nicolaus — Analyst

Thank you.

The $32.1 million write-off in warehouse deposits — we assume that was the Bear off-balance sheet line. You still have one with Merrill — is that correct?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

We actually terminated all of our warehouse facilities for the total cost of $32 million. And that wraps up —

David Fick - Stifel Nicolaus — Analyst

Okay.

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

— all that financing.

David Fick - Stifel Nicolaus — Analyst

Okay. And those assets are still on the balance sheet?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

They were at March 31st, because they were in process of liquidation. But our reserve is for the entire exposure we would have going forward.

David Fick - Stifel Nicolaus — Analyst

So you can’t have any more cash loss here that would impact the dividend, then?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

That is correct.

David Fick - Stifel Nicolaus — Analyst

Great.

Okay. That’s it for me, thank you.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, David.

Operator

(OPERATOR INSTRUCTIONS) Jason Arnold, RBC Capital Markets.

Jason Arnold - RBC Capital Markets — Analyst

Hi. Good morning, guys.

I was just wondering — can you tell us how you guys go from an economic book value of $10.52 in the fourth quarter to the $14.67 now? I mean, I know you mentioned the FAS 159 adjustments, but I thought that the notion of economic book value was to offer clarity beyond the mark-to-market noise.

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Sure. As you know, the standard involved valuing various assets and liabilities on a fair value basis that previously had not been on a fair value basis. Some of the nuances under that standard were that you would look at things such as deferred financing costs, for example, associated with the debt. And if you’re going to revalue the debt, the historic deferred financing costs were part of the day-one adjustment to readjust fair value of your debt. So there are certain elements of the adoption that we believe had a direct effect on the overall economic book value.

Secondly, as we looked at the way that previous write-downs had been reflected in our economic book value, it primarily had us restoring losses below zero for our basis in our investments. And we believe that given the relative value of the assets and liabilities in the portfolios today, our capital investment has been recovered, if you will, from a fair value standpoint, subject to future dispositions (inaudible) from selling off those assets.

So it had a positive effect; obviously not as significant a positive effect as the overall book value adjustment, which was close to $20 a share.

Jason Arnold - RBC Capital Markets — Analyst

Okay. I guess I’m just having a little difficultly with — the economic environment is eroded. And assumedly, then therefore, performance would erode on those assets. So to mark it up 50% —

Daniel Cohen - RAIT Financial Trust — CEO

Well —

Jason Arnold - RBC Capital Markets — Analyst

— it’s just a little difficult to kind of grasp exactly how that adds value to the equation.

Daniel Cohen - RAIT Financial Trust — CEO

Jason, we’re not simply taking a — we’ve made a mathematical calculation that primarily revolves around the — some of the previous assets that were temporarily — that had temporary impairments. The calculation where we’ve eliminated previously those investments, where we had charged off for asset purposes beyond our book value, just resulted in the adjustment. And I think as Jack said, it didn’t result in the adjustment for GAAP book value. We still believe that it’s a good guide for value in the Company overall.

Jason Arnold - RBC Capital Markets — Analyst

Okay.

I guess, then, on that same note, can you outline for us what’s categorized as level one, two or three for FAS 159 purposes?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Yes, generally our — that debt that we revalued as a level two approach, given that we have market prices from trading desks that we use, and that virtually no judgment applied in that pricing therefore — on the asset side, it’s more of a level three type of approach, because there is not a ready trading business, although from time to time we see specific trades change. We basically are using estimated discounted cash flow models, which are those level three type of adjustment for the asset side.

And we’ll provide more detail on this in our 10-Q and MD&A disclosures.

Jason Arnold - RBC Capital Markets — Analyst

Okay, so you guys, then, are effectively saying that really the market price on your debt is correct. And then you’re coming up with your own kind of mixed model for what your assets should be valued?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Well, let me be clear. We continue to follow the methods we’ve used on the asset side historically, which our modeling now describes as level three type of approach. On the debt side, it is a traded quote from a broker price. So whether that’s correct or not, that’s the quoted price if we use the same approach to value the initial adoption effective 1/1 of ‘08 as we did at the end of the quarter for March 31, ‘08.

So we continue to go to the market, and seek and identify trading prices that could be used to quantify specific debt tranches in each of those transactions.

Jason Arnold - RBC Capital Markets — Analyst

Okay. It just seems like there’s so much volatility that could kind of play in here, and we could see book value either rise or fall dramatically again on an economic basis. And I guess that’s kind of what I was hoping that the economic number would tend to eliminate. Because if you assume that the debt is trading at relatively low levels, and say we get a recovery in the fixed income and credit markets, wouldn’t that cause a pretty dramatic compression of your book value, if that were to be the case?

Daniel Cohen - RAIT Financial Trust — CEO

We expect going forward that the adoption of this methodology should result in smoothing out of changes in economic book value. And probably this is more along the lines of a one-time adjustment. Would you agree with that, Jack?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Yes. And there’ll be more disclosure in the 10-Q, which will help understand it.

Jason Arnold - RBC Capital Markets — Analyst

Okay.

And then, could you offer us what exactly the pay-downs were on your portfolio in the first quarter?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

We had approximately $48 million of pay-downs during the first quarter. About half of that was in the CRE portfolio, and half of it was in our other portfolios.

Jason Arnold - RBC Capital Markets — Analyst

Okay, very good. Thank you.

Operator

[David Fick, Stifel Nicolaus].

David Fick - Stifel Nicolaus — Analyst

Yes. Can you also give us some details on the — any extensions or re-originations that you did this quarter?

Scott Schaeffer - RAIT Financial Trust — President

David, I don’t have that information handy, exactly. But there were a number of commercial loan transactions where the borrowers were facing maturities and, due to the current lending environment, came back to us and asked if we would extend the loans. On each one of those situations, we re-underwrote the loans and determined, where we granted extensions, that it was the prudent course to take.

Why cause a difficulty in a loan transaction that’s performing because of the maturity at this time of the market?

David Fick - Stifel Nicolaus — Analyst

Yes, we agree with —

Scott Schaeffer - RAIT Financial Trust — President

There were a number of them, but I don’t have the exact figure handy with me.

David Fick - Stifel Nicolaus — Analyst

Okay, we’ll follow up on that later. Thank you.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you.

Operator

[David Chiaverini, BMO Capital Markets].

David Chiaverini - BMO Capital Markets — Analyst

Hey, guys.

Following up on the economic book value discussion — did you do the calculation as to what economic book value would have been under the prior methods you were using in the fourth quarter?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

No, we’ve left the prior methods under the new standard. We basically are looking at current information — we did adopt FAS 159 as of January 1st, so there was about $1 billion effect at the day-one adoption. Again, it’s more of a moving calculation, and the cumulative effects are disclosed.

David Chiaverini - BMO Capital Markets — Analyst

So would it be fair to say that if the old methods were used, that economic book value would have stayed about the same, or do you think it would have increased a dollar or two?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

It probably would have been larger, because — by two times as large, I would think, in terms of just using the old method. But we didn’t calculate that precisely, so I don’t have a number to give you.

David Chiaverini - BMO Capital Markets — Analyst

The increase was twice as large as it would have been? Is that what you mean?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

It would have been.

I think we estimated back when we disclosed [the year-end results] in the $20 range would be our calculation if we followed the old accounting standards. So it could have been significantly bigger than the $4 increase that we’re reflecting.

David Chiaverini - BMO Capital Markets — Analyst

Wait — so you’re saying that the economic book value would have gone up more than $4 if you used the old methods?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Yes. And as we described, we’ve — we have eliminated, if you will, from the calculation, approximately $600 million of potential gains in the fair value calculations of both the assets and liabilities net. And those gains are not being reflected in economic book value today; only upon a realization.

Daniel Cohen - RAIT Financial Trust — CEO

So I think that what — I think we’re going to provide full information upon this in the Q.

David Chiaverini - BMO Capital Markets — Analyst

Okay, and then on separate subject — just the sequential decline in the G&A expense — could you — is that from the — I guess, the layoffs that occurred in the TruPS origination side? Or could you give some color around that?

Daniel Cohen - RAIT Financial Trust — CEO

Jack?

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

Yes. Well, we had — I think we announced previously that we were looking to reduce overhead in G&A, and we’ve started to have the effect of that.

David Chiaverini - BMO Capital Markets — Analyst

Okay, so —

Jack Salmon - RAIT Financial Trust — Chief Financial Officer

— there was about a $1 million G&A item that was sort of a one-time item we described previously. And that’s not in our G&A costs going forward, obviously.

David Chiaverini - BMO Capital Markets — Analyst

Okay, so where you’re at now is a good run rate?

Daniel Cohen - RAIT Financial Trust — CEO

We think we’re going to continue to make progress in terms of G&A going forward.

David Chiaverini - BMO Capital Markets — Analyst

Okay. Very good. Thanks, guys.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you.

Operator

Ladies and gentlemen, at this time, I’d now like to turn the call back over to Daniel Cohen. Please proceed, sir.

Daniel Cohen - RAIT Financial Trust — CEO

Okay.

Well, thank you very much, everyone, for your interest. We appreciate your coming and joining us on this call. And we hope to have you on our next call in a quarter’s time.

Thank you.

Operator

Thank you for your participation in today’s Conference. This concludes the presentation. You may now disconnect. Good day.